Exhibit 99.1

Balchem Appoints Theodore Harris President and Chief Executive Officer

New Hampton, NY. April 22, 2015. Balchem Corporation (NASDAQ: BCPC) today announced that its Board of Directors has appointed Theodore (Ted) L. Harris as President and Chief Executive Officer, succeeding Balchem’s President and Chief Executive Officer, Dino A. Rossi, who will remain Chairman of the Board. Harris will also join the Balchem Board of Directors. These changes will become effective April 28, 2015.

Harris most recently served as Senior Vice President and President, Performance Materials of Ashland, Inc. (NYSE: ASH). During his 11 year tenure at Ashland, Harris developed and executed numerous strategic initiatives, including acquisitions, joint ventures and correlating integrations. He also had corporate wide responsibilities for Ashland’s global supply chain, including over 100 manufacturing sites globally, logistics, purchasing, planning, engineering and customer service. Prior to that, Harris spent 12 years at FMC Corporation, where he served in a variety of senior level roles with global responsibility, including General Manager, Food Ingredients Business.

“We are thrilled and excited to welcome Ted as our next President and CEO,” said Dr. John Televantos, the company’s Lead Director. “Ted has served in a variety of senior leadership roles with one of the largest, most recognized and well respected companies in the world. He is an experienced, strong and capable executive with a proven background building businesses, developing worldwide marketing strategies and driving global growth. Ted is ideally suited to lead Balchem into its next phase of growth and profitability.”

“Under Dino’s extraordinary vision and leadership, Balchem has grown from a small U.S. based company into a $1.6 billion market cap company, producing and selling health and wellness products on a global note,” added Televantos. “Dino has made countless contributions to our success, and he has attracted and inspired the company’s creative and dedicated employees and talented management team. Dino’s passion for and commitment to this business has been an integral part of Balchem’s success.”

 “This is an exciting time for Balchem and me personally, as we bring in Ted and his ability to leverage our business platforms and people with his experience,” said Rossi. “For the last year, I have worked closely with the Board and a leading executive search firm to identify the best possible candidate to succeed me as President and CEO, and I know Ted is the right choice. Working together, Ted and I will ensure that this transition is seamless for all of our stakeholders and that the company will continue to execute on its strategic priorities to deliver long-term shareholder value.”

“I am honored to lead Balchem, a company with a stellar reputation, a long, distinguished history of creativity and innovation and strong customer relationships,” said Harris. “Balchem has built a valuable portfolio, and I am enthusiastic and energized about the opportunities ahead. I look forward to working with the Board, management team and our employees around the world to continue strengthening the company, increasing global sales and driving operational efficiencies to fully realize the Board’s vision for Balchem”.

Forward-Looking Statements

This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

About Balchem Corporation

Balchem Corporation consists of three business segments: ARC Specialty Products, SensoryEffects (formerly Food, Pharma and Nutrition), and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Contact:	Karin McCaffery, Executive Administration Manager
Telephone: 845-326-5600
e-mail: kmccaffery@balchem.com